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Exhibit 20.2

              UNANIMOUS CONSENT IN LIEU OF A SPECIAL MEETING OF THE
                     BOARD OF DIRECTORS AND SHAREHOLDERS OF
                         VOCAL INVESTOR FINANCIAL CORP.


Pursuant to Sections 78.320 and 92A.120 of the Nevada Revised Statutes, the Board of Directors and Shareholders of Vocal Investor Financial Corp. (the "Corporation") hereby join unanimously in their consent that the actions and resolutions set forth below be taken and adopted as the actions and resolutions of a special meeting of the Board of Directors and Shareholders, in lieu of written notice and meeting on April __, 2001.

            WHEREAS, upon the closing of the transactions contemplated by that certain Acquisition Agreement by and among the Corporation, Sandringham Investments Limited, and the persons listed on Schedule A thereto (the "Acquisition Agreement"), the Corporation became the owner of more than ninety percent (90%) of each class of the outstanding voting securities of Larsen International, Inc. ("Larsen");

            WHEREAS, in connection with the closing of the Acquisition Agreement, the Corporation has issued subscriptions for the purchase of Six Hundred Thirteen Thousand Two Hundred Four (613,204) Units at a price of $.50 per Unit, each Unit consisting of one share of common stock and a warrant to acquire one additional share (the "Amended and Restated Subscription Agreements"); and it desires to amend its articles of incorporation to increase the number of authorized shares of common stock to ten million (10,000,000);

            WHEREAS, the board of directors and shareholders of the Corporation believe it to be in the best interests of the Corporation to merge with Larsen; provided that such merger is effected substantially in accordance with that certain Agreement and Plan of Merger (the "Merger


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Agreement"), that certain Plan of Merger (the "Plan of Merger") and those certain Articles of Merger (the "Articles of Merger"), copies of which documents are attached hereto;

            WHEREAS, the Merger Agreement provides that each share of the common stock of the Corporation will be converted into the right to receive one (1) share of the common stock of Larsen upon the closing of the merger; and

            WHEREAS, the board of directors and each of the shareholders believe the conversion set forth above represents adequate consideration for the merger;

            NOW, THEREFORE, it is unanimously,

            RESOLVED that the number of authorized shares of the common stock of the Corporation be increased to ten million (10,000,000) shares and that the articles of incorporation be amended accordingly; and further

            RESOLVED that an aggregate of Six Hundred Thirteen Thousand Two Hundred Four (613,204) shares of the common stock of the Corporation or, if the merger becomes effective, of Vocal Communications, Inc., be issued to the holders of the Amended and Restated Subscription Agreements; and that such common stock be issued in those individual amounts as are evidenced by the applicable Amended and Restated Subscription Agreements; and further

RESOLVED that the Corporation merge with and into Larsen; provided that such merger is effected substantially in accordance with the Merger Agreement; and further

RESOLVED that C. Austin Burrell, an officer of the Corporation, acting alone, is hereby authorized and empowered for and on behalf and in the name of the Corporation to enter into, execute and deliver in the name and on behalf of the Corporation the Merger Agreement, the Plan of Merger, and the Articles of Merger, substantially in the form submitted and approved, with such additional, modified or revised terms as may be


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reasonably determined by such officer to be consistent with the best interests of the shareholders, which determination shall be evidenced by his execution thereof; and further

RESOLVED that the officers, agents and employees of the Corporation are hereby authorized and empowered to do and perform such other acts and things and to make, execute and deliver, and to file and record, all such instruments and documents on behalf of the Corporation as may be necessary or be deemed by them appropriate to comply with or to evidence compliance with, the terms, conditions or provisions of the Merger Agreement and to carry out the Merger Agreement and Plan of Merger; and further

RESOLVED that all acts and things previously or hereafter done or performed by any of the directors or officers of the Corporation which are in conformity with the intents and purposes of these resolutions, including the acceptance of the Amended and Restated Subscription Agreements and the execution and delivery of the Acquisition Agreement, the Merger Agreement, the Plan of Merger and the Articles of Merger, and the consummation of the transactions contemplated thereby, shall be and the same are hereby in all respects ratified, confirmed and approved.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK



IN WITNESS WHEREOF, the undersigned have executed this consent as of the ____th day of April, 2001.

                                           BOARD OF DIRECTORS


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                                           _____________________________________

                                           _____________________________________

                                           _____________________________________


                                      SHAREHOLDERS

                                           _____________________________________
                                           C. Austin Burrell

                                           _____________________________________
                                           Ryan Dyck

                                           _____________________________________
                                           Blake Becher

                                           _____________________________________
                                           Christian Taliercio

                                           _____________________________________
                                           John Kirk

                                           _____________________________________
                                           James Hinton

                                           _____________________________________
                                           Sean Greer

                                           _____________________________________
                                           Rudi Mallant

                                           _____________________________________
                                           Mike Dillon


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